Exhibit 99.1
65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Investor and Media Contact:
GenVec, Inc.
Douglas J. Swirsky
(240) 632-5510
dswirsky@genvec.com

GENVEC REPORTS FOURTH QUARTER AND
2010 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 10, 2011 - Today GenVec, Inc. (NASDAQ: GNVC) announced financial results for the fourth quarter and year ended December 31, 2010.  For the year ended December 31, 2010, the Company reported a net loss of $12.3 million, or $0.10 per share, compared with a net loss of $18.4 million, or $0.19 per share, for the year ended December 31, 2009. GenVec ended the year with $35.2 million in cash, cash equivalents, and short-term investments.

“In 2010 we made significant progress in our partnership with Novartis and our vaccine programs. We have significantly reduced our burn rate, and we are focused on executing a sustainable business strategy of using our differentiated, proprietary technology to create superior therapeutics and vaccines that are developed and commercialized through collaborations,” stated Paul H. Fischer, Ph.D., GenVec’s President and CEO.

2010 and Recent Corporate Highlights

THERAPEUTIC PROGRAMS

•
We entered into a research collaboration and license agreement with Novartis to discover and develop novel treatments for hearing loss and balance disorders. In exchange for the world-wide rights to our preclinical hearing loss and balance disorders program, we received a $5.0 million upfront payment and Novartis purchased $2.0 million in GenVec common stock. If certain clinical, regulatory, and sales milestones were met, we were eligible, at the inception of the agreement, to receive up to an additional $206.6 million in milestone payments in addition to royalties on future sales.

•
We entered into an additional agreement with Novartis for development services relating to the companies’ collaboration. Under this additional agreement, GenVec could receive approximately $13 million over four years to manufacture clinical trial material for up to two lead candidates, of which we recognized $4.4 million for services performed in 2010.

•
We achieved the first milestone in our research collaboration with Novartis which was triggered by the successful completion of certain preclinical development activities.  After this achievement, we are eligible to receive up to an additional $206.3 million in milestone payments if certain clinical, regulatory, and sales milestones are met, in addition to royalties on future sales.

VACCINES PROGRAMS

•
We entered into a Cooperative Research and Development Agreement with the U.S. Naval Medical Research Center (NMRC) to support their dengue fever vaccine research. Under a separate contract with the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., GenVec will receive funding for the development and preparation of vaccines related to this program.

•
Encouraging data were presented on GenVec’s respiratory syncytial virus (RSV) vaccine program demonstrating preclinical proof-of-concept findings generated in multiple animal models at the National Institutes of Health (NIH) and GenVec. Specifically, the data show sustained production of neutralizing antibodies and the lack of immunological adverse events linked to prior unsuccessful RSV vaccine approaches.

•
SAIC-Frederick, Inc. executed its first option period (year two) under a previously announced four-year contract with GenVec for the development of influenza and HIV vaccines in support of the Vaccine Research Center of the National Institute of Allergy and Infectious Diseases, part of NIH.

•	We published research describing GenVec’s efforts to identify and utilize novel adenovirus serotypes as vectors in vaccine development.

•
Encouraging clinical and preclinical malaria vaccine data were presented indicating that our malaria vaccines given to malaria-naïve adults were found to be safe and well-tolerated. In addition, sterile protection, a complete absence of parasites in the blood, was seen in 4 out of 15 volunteers who had been inoculated with the vaccine and subsequently challenged with the malaria parasite.

ANIMAL HEALTH PROGRAMS

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We entered into an agreement with Merial to develop and commercialize GenVec’s proprietary vaccine technology for use against foot-and-mouth disease (FMD). Merial is the leading FMD vaccine producer in the world, with leading positions in all key markets. Under the agreement, Merial will be responsible for all costs related to the development and commercialization of FMD vaccines developed through the collaboration. GenVec will receive development milestones and royalties on sales.

•
We entered into a new contract with the Department of Homeland Security (DHS) to continue the development of adenovector-based vaccines against FMD. Under this contract, GenVec will use its adenovector technology to develop additional FMD serotype candidate vaccines. GenVec will also explore methods to increase the potency and simplify the production process of FMD vaccines developed under this contract as well as its previous contract with the DHS announced in 2007.

FINANCIAL & OTHER
•
We conducted a strategic review process and announced a revised strategy for the company focused on the use of our differentiated, proprietary technology to create superior therapeutics and vaccines that are developed and commercialized through collaborations.

•	We significantly increased our cash position by completing a $28.0 million financing from institutional investors. Proceeds of this transaction, net of offering costs, totaled $26.1 million.

•	We were awarded a cash grant of approximately $244,479 under the U.S. Government's Qualifying Therapeutic Discovery Project program for the Company’s oncology program.

2010 Financial Results

Revenue increased 19% to $16.5 million in 2010 from $13.9 million in 2009. The increase in 2010 is primarily due to increased revenue of $7.5 million generated by our hearing loss and balance disorders  program.  We entered into a research collaboration and license agreement with Novartis in January 2010, which accounted for $3.4 million of revenue in 2010, and a development agreement related to the supply of clinical trial material related to activities under the collaboration agreement in August 2010, which accounted for $4.4 million in revenue in 2010.  The two Novartis agreements resulted in increased revenue in 2010 as compared to 2009 when the only work performed for our hearing loss and balance disorders program was performed under a grant from the University of Kansas. Partially offsetting the increased revenue associated with our hearing loss and balance disorders program is decreased revenue of $3.0 million and $2.2 million associated with our HIV and FMD programs, respectively, as compared to the prior years due to reduced work scope under each program.

Operating expenses for 2010 decreased 9% to $29.1 million from $31.9 million in 2009.  Research and development expenses decreased 15% to $20.9 million in 2010 from $24.7 million in 2009. The decrease is primarily due to lower costs related to the development of TNFerade including personnel, manufacturing costs, patient costs, and professional service costs related to our TNFerade pancreatic clinical trial, due to the termination of the clinical trial in the first quarter of 2010.

General and administrative expenses increased 14% to $8.2 million in 2010 from $7.2 million in 2009. General and administrative expenses were higher in 2010 primarily due to higher professional service costs and facility costs, partially offset by lower depreciation costs.

Fourth Quarter 2010 Results

For the fourth quarter ended December 31, 2010, GenVec reported a net loss of $1.0 million, or $0.01 per share, compared with a net loss of $4.3 million, or $0.04 per share, for the comparable prior year period.  The Company reported revenues of $5.2 million in the fourth quarter of 2010 compared to $3.4 million for the same period in 2009.  This increase was primarily due to our collaboration with Novartis that began in 2010, we reported revenues of $3.2 million in the fourth quarter of 2010 with no revenue reported for this collaboration in the comparable period in 2009.  This increase was partially offset by a decrease in revenue associated with our HIV vaccine development program. Research and development expenses decreased 11% in 2010 from $5.5 million in the fourth quarter of 2009 to $4.9 million in the fourth quarter of 2010 due mainly to reduced personnel costs and costs related to the development of TNFerade, partially offset by increased manufacturing and development costs related to our hearing program. General and administrative expenses in the fourth quarter of 2010 decreased 26% to $1.5 million from $2.1 million in the comparable period in 2009 primarily due to reduced personnel costs and depreciation costs, partially offset by higher professional costs.

2011 Guidance

GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky, commented, “For 2011, we anticipate our cash burn will be between $5.0 million and $7.0 million. In 2011, we foresee revenues from grants and collaborations totaling between $23.0 million and $25.0 million.”

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EST on Friday, March 11, 2011 to discuss the Company’s financial results and 2011 business outlook. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 47418441. An audio replay of the conference call will be available starting at 1:00 p.m. EST on March 11, 2011 through March 17, 2011. To listen to the audio replay, dial 800-642-1687 or 706-645-9291 (international) and use access code 47418441.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec, Inc. is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss, balance disorders, and cancer; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), HSV-2, dengue fever, influenza, HIV, malaria, and foot-and-mouth disease. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, manufacturing, the development of products and the success of the collaboration with Novartis, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)
	Quarter Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09
	(unaudited)
Revenues	$5,191	$3,355	$16,467	$13,857
Operating expenses:
Research and development	4,920	5,530	20,936	24,689
General and administrative	1,526	2,070	8,152	7,179
Gain on disposal of assets	--	--	--	(7)
Total operating expenses	6,446	7,600	29,088	31,861
Operating loss	(1,255)	(4,245)	(12,621)	(18,004)
Interest income	1	1	4	38
Interest expense, net	6	(66)	130	(128)
Other	244	--	213	(268)
Net loss	(1,004)	(4,310)	$(12,274)	$(18,362)
Basic and diluted net loss per share	$(0.01)	$(0.04)	$(0.10)	$(0.19)
Shares used in computation of basic and diluted net loss per share	129,077	106,336	126,709	97,074

GenVec, Inc. Selected Balance Sheet Information
(in thousands)
			As of December 31,
			2010	2009
Cash, cash equivalents and short-term investments			$35,170	$10,961
Working capital			31,689	7,002
Total assets			39,432	13,443
Stockholders’ equity			32,420	7,636

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